Exhibit 3.1
As amended effective May 2, 2011

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OLIN CORPORATION

FIRST:  The name of the Corporation shall be Olin Corporation.

SECOND:  The principal office of the Corporation in the Commonwealth of Virginia shall be at Abingdon, Virginia 24210.

THIRD:  The purposes for which the Corporation is formed are as follows:  If, when and to the extent lawful for a corporation organized under the laws of the Commonwealth of Virginia (provided that none of the following powers and purposes shall be construed so as to constitute the Corporation a railroad company, a telegraph company, a telephone company, a canal company, a turnpike company, or other company designated by law as a public service corporation or which shall need to possess the right of eminent domain for the purpose of taking and condemning lands within the Commonwealth of Virginia within the meaning of the statutes thereof):

(1) to produce, manufacture, process, refine, treat, extract, store, purchase or otherwise acquire, sell, deal in, transport, distribute, market, handle and otherwise turn to account or dispose of, either in their natural form or any altered, converted or manufactured form, chemicals and chemical compositions of any state, form, nature, mixture or description, including, without limiting the generality of the foregoing, salt, soda ash, caustic soda, chlorine, ammonia, bicarbonate of soda, sulphuric acid, superphosphate, mixed fertilizer, ammonium phosphate, ammonium sulphate, phosphoric acid, sulphur, ethylene glycol, ethylene oxide, polyethylene and other organic chemicals, and all mixtures, derivatives, products or by-products of such chemicals;

(2) to produce, manufacture, process, refine, treat, store, purchase or otherwise acquire, sell, deal in, transport, distribute, market, handle and otherwise turn to account or dispose of ammunition, firearms, explosives, munitions and stores of war, and components thereof;

(3) to produce, manufacture, process, refine, treat, extract, store, purchase or otherwise acquire, sell, deal in, transport, distribute, market, handle and otherwise turn to account or dispose of, either in their natural form or in any altered, converted or manufactured form, drugs of every kind and description and the constituent parts and elements thereof including, without limiting the generality of the foregoing, all kinds of antibiotic, pharmaceutical, medicinal-chemical, biological, veterinary, dental, hygienic, medicinal-dietetic, household medicinal and toilet substances, products, processes, compounds and compositions, and apparatus and medicinal, hospital and druggists; supplies of every kind and description;

(4) to produce, manufacture, process, refine, treat, extract, store, purchase or otherwise acquire, sell, deal in, transport, distribute, market, handle and otherwise turn to account or dispose of, either in their natural form or in any altered, converted or manufactured form, oil, gas and other hydrocarbons, and compositions thereof, of any state, form, nature, mixture or description, including, without limiting the generality of the foregoing, methane, ethane, propane, butane, gasoline and kerosene, and all mixtures, derivatives, products or by-products or such hydrocarbons;

(5) to produce, manufacture, process, refine, treat, extract, store, purchase or otherwise acquire, sell, deal in, transport, distribute, market, handle and otherwise turn to account or dispose of iron, steel, copper, brass, nickel, silver, aluminum and other metals and metal products, plastics and plastic products, wood and wooden products, and paper and paper products;

(6) to acquire by lease, purchase, contract, concession or otherwise, and to own, explore, exploit, develop, improve, operate, lease, enjoy, control, manage or otherwise turn to account, and to mortgage, grant, sell, exchange, convey or otherwise dispose of, any and all kinds of real estate, lands, options, concessions, grants, land patents, timber lands, oil rights, gas rights, and any other mineral rights, oil royalties, gas royalties, and any other mineral royalties, and any other franchises, claims, rights, privileges, easements, tenements, estates, hereditaments and interests in properties, real or personal, tangible or intangible, of every description and nature whatsoever, useful in the conduct of the business of the Corporation;

(7) to construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of, or turn to account, any and all factories, plants, refineries, laboratories, oil wells, gas wells, mines, lumberyards, sawmills, installations, equipment, machinery, storage tanks, tank cards, tank wagons, locomotives, railroad cars, tractors, trucks, cars, airplanes, boats, barges, and other vehicles and vessels, pipe lines, pumps, pumping stations, filling stations, railways, roadways, canals, water courses, wharves, piers, docks, basins, and other structures, machines and apparatus of every kind and description, and any and all rights and privileges therein, useful in the conduct of the business of the Corporation;

(8) to apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a)           inventions, devices, formulae, processes and any improvements and modifications thereof, and

(b)           letters patent, patent rights, patented processes, copyrights, designs and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(9) to conduct and carry on any experimental and research work;

(10) to manufacture, process, purchase, sell and generally to trade and deal in and with goods, wares and merchandise of every kind, nature and description, and to engage and participate in any mercantile, industrial or trading business of any kind or character whatsoever;

(11) to acquire by purchase, exchange, lease or otherwise and to own, hold, use, develop, operate, sell, assign, lease, transfer, convey, exchange, mortgage, pledge or otherwise dispose of or deal in and with, real and personal property of every class or description and rights and privileges therein wheresoever situate;

(12) to subscribe to, purchase or otherwise acquire, and to hold, mortgage, pledge, sell, exchange or otherwise dispose of, securities (which term, for the purpose of this Article THIRD, includes, without limitation of the generality thereof, any shares of stock, bonds, debentures, notes, mortgages or other obligations, and any certificates, receipts or other instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein or in any property or assets) created or issued by any persons, firms, associations, corporations, or governments or subdivisions thereof; to make payment therefor in any lawful manner, and to exercise as owner or holder of any securities, any and all rights, powers and privileges in respect thereof;

(13) to make, enter into, perform and carry out contracts of every kind and description with any person, firm, association, corporation or government or subdivision thereof;

(14) to acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations or corporations heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the Commonwealth of Virginia; to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired;

(15) to lend its uninvested funds from time to time to such extent, to such persons, firms, associations, corporations, governments or subdivisions thereof, and on such terms and on such security, if any, as the Board of Directors of the Corporation may determine;

(16) to guarantee or become surety in respect to the payment of principal, interest or dividends upon, and the performance of sinking fund or other obligations of, any securities, and to guarantee in any way permitted by law the performance of any of the contracts or other undertakings in which the Corporation may otherwise be or become interested, of any person, firm, association, corporation, government or subdivision thereof, or of any other combination, organization or entity whatsoever;

(17) to borrow money for any of the purposes of the Corporation, from time to time, and without limit as to amount; from time to time to issue and sell its own securities in such amounts, on such terms and conditions, for such purposes and for such prices, now or hereafter permitted by the laws of the Commonwealth of Virginia and by these Articles of Incorporation, as the Board of Directors of the Corporation may determine; and to secure such securities by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets, business and good will of the Corporation, then owned or thereafter acquired;

(18) to purchase, hold, cancel, reissue, sell, exchange, transfer or otherwise deal in its own securities from time to time to such extent and in such manner and upon such terms as the Board of Directors of the Corporation shall determine; provided that the Corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital, except to the extent permitted by law; and provided further that shares of its own capital stock belonging to the Corporation shall not be voted upon directly or indirectly;

(19) to organize or cause to be organized under the laws of the Commonwealth of Virginia, or of any other State of the United States of America, or of the District of Columbia, or of any territory, dependency, colony or possession of the United States of America, or of any foreign country, a corporation or corporations for the purpose of transacting, promoting or carrying on any or all of the objects or purposes for which the Corporation is organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated;

(20) to conduct its business in any and all of its branches and maintain offices both within and without the Commonwealth of Virginia, in any and all States of the United States of America, in the District of Columbia, in any or all territories, dependencies, colonies or possessions of the United States of America, and in foreign countries;

(21) to such extent as a corporation organized under the laws of the Commonwealth of Virginia may now or hereafter lawfully do, to do, either as principal or agent and either alone or in connection with, or in partnership with, other persons, firms, associations, corporations and other legal entities, whether organized under the laws of the Commonwealth of Virginia or otherwise, governments or subdivisions thereof, or individuals, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be organized to do or to exercise under the laws of the Commonwealth of Virginia or under any act amendatory thereof, supplemental thereto or substituted therefor.

The foregoing clauses shall be construed both as objects and powers, and each as an independent right and power, and it is hereby expressly provided that the enumeration herein of specific objects and powers shall not be held to limit or restrict in any manner the general powers of this Corporation, and all the powers and purposes hereinbefore enumerated shall be exercised, carried out and enjoyed by this Corporation within the Commonwealth of Virginia and outside of the Commonwealth of Virginia to such extent and in such manner as a corporation of this character organized under the laws of the Commonwealth of Virginia may properly and legally exercise, carry out and enjoy, but nothing herein contained shall be deemed to authorize or permit this Corporation to carry on any business or exercise any power or do any act which a corporation of this character, formed under the laws of the Commonwealth of Virginia, may not at the time lawfully carry on or do.

FOURTH:  The aggregate number of shares that the Corporation shall have authority to issue shall be 10,000,000 shares of Preferred Stock, par value $1 per share (hereinafter called Preferred Stock), and 120,000,000 shares of Common Stock, par value $1 per share (hereinafter called Common Stock).

The following is a description of each of said different classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

1.           The Board of Directors shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares which shall constitute such series and the following relative rights and preferences of the shares of each series so established:

 (a)           The annual dividend rate payable on shares of such series, the time of payment thereof, whether such dividends shall be cumulative or non- cumulative, and the date or dates from which any cumulative dividends shall commence to accrue;

(b)           the price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;

(c)           the amounts payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation;

(d)           the sinking fund provisions, if any, for the redemption or purchase of shares of such series;

(e)           the extent of the voting powers, if any, of the shares of such series;

(f)           the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes;

(g)           whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

(h)           any other preferences and relative, optional or other special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article FOURTH.

2.           Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different classes of shares for the purpose of voting by classes except as otherwise fixed by the Board of Directors with respect to any series at the time of the creation thereof.

3.           So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock, if at the time of making such declaration, payment or distribution the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire, shares of Preferred Stock.

4.           Shares of any series of Preferred Stock which have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall, upon cancellation in accordance with law, have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series or of any other series of Preferred Stock. Shares of Common Stock which have been reacquired by the Corporation shall, upon cancellation in accordance with law, have the status of authorized and unissued shares of Common Stock and may be reissued.

5.           Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or in resolutions of the Board of Directors establishing any series of Preferred Stock pursuant to the provisions of paragraph 1 of this Article FOURTH, the holders of outstanding shares of Common Stock of the Corporation shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

6.           No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares shall be unissued shares, now or hereafter authorized, or shares acquired by the Corporation after the issue thereof, and whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation which shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such shares shall be unissued shares, now or hereafter authorized, or shares acquired by the Corporation after the issue thereof, and whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine.  If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

7.           Anything herein to the contrary notwithstanding, dividends upon shares of any class of stock of the Corporation shall be payable only out of assets legally available for the payment of such dividends, and the rights of the holders of shares of stock of the Corporation in respect of dividends shall at all times be subject to the power of the Board of Directors to determine what dividends, if any, shall be declared and paid to the stockholders.

8.           Subject to the provisions hereof and except as otherwise provided by law, shares of stock of any class of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

FIFTH:   The period of the duration of the Corporation is unlimited and perpetual.

SIXTH:

1.           The number of directors shall be as specified in the By-laws of the Corporation but such number may be increased or decreased from time to time in such manner as may be prescribed in the By-laws.  In no event shall such number exceed 18.  In the absence of a By-law specifying the number of directors, the number shall be 15.  Commencing with the 1985 annual meeting of stockholders, the Board of Directors shall be divided into three classes, Class I, Class II, and Class III, as nearly equal in number as possible.  At the 1985 annual meeting of stockholders, directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1986 annual meeting of stockholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 1987 annual meeting of stockholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1988 annual meeting of stockholders. At each annual meeting of stockholders after 1985, the successors to the class of directors whose term shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of stockholders.  When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.

2.           Subject to the rights of the holders of any Preferred Stock then outstanding, directors may be removed only with cause.

3.           Subject to the rights of the holders of any Preferred Stock then outstanding, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the Board of Directors or at an annual meeting of stockholders by the stockholders entitled to vote on the election of directors.  Unless otherwise provided by law, directors so chosen by the stockholders shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires.  If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.

SEVENTH:                      The amount of real estate to which the holdings of the Corporation at any one time are to be limited is five million (5,000,000) acres.

EIGHTH:                      The following provisions are inserted for the regulation of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are to be in furtherance and not in limitation or exclusion of the powers conferred by statute or otherwise:

1.           Except where other notice is specifically required by statute, written notice of any meeting of stockholders given as provided by the By-laws of the Corporation shall be sufficient without publication or other form of notice.

2.           A meeting of the stockholders, other than the annual meeting of stockholders, may be held at any time but only upon the call of the Board of Directors, the Chairman of the Board, the President or the holders of a majority of the shares of issued and outstanding stock of the Corporation entitled to vote at the meeting.

3.            In furtherance and not in limitation of the powers conferred by the laws of the Commonwealth of Virginia, the Board of Directors is expressly authorized and empowered:

(a)           To make, alter, amend and repeal the By-laws, subject to the power of the stockholders to alter or repeal the By-laws made by the Board of Directors.

(b)           Subject to the applicable provisions of the By-laws then in effect, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the Commonwealth of Virginia, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

(c)           By resolution passed by a majority of the whole Board of Directors, (i) to designate two or more of their number, to constitute an executive committee, which, to the extent provided in such resolution, shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which require it; and (ii) to appoint such other committees, agents and representatives as may be necessary and convenient for the conduct or the management of the business of the Corporation.

(d)           To determine whether any, and, if any, what part, of the net earnings of the Corporation or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net earnings or such net assets in excess of capital for any lawful purpose of the Corporation, and, without limiting the generality of the foregoing, from time to time as the Board of Directors may deem necessary or desirable, to set aside reserves for any purpose, to fix from time to time the amount of earnings to be reserved for working capital and to set aside such reserves or make such other provisions for additions, improvements and betterments to plant and equipment, for expansion of the business of the Corporation (including the acquisition of real and personal property for that purpose), for plans for maintaining employment at the plants of the Corporation, and for other plans for the benefit of employees generally.

(e)           To establish pension, bonus, profit-sharing or other types of incentive or compensation plans for the officers and employees (including officers and employees who are also directors) of the Corporation and its subsidiaries and to fix the amount of earnings to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participations.

(f)           To issue and sell or grant options for the purchase of shares of Common Stock to officers and employees (including officers and employees who are also directors) of the Corporation and its subsidiaries for such consideration and on such terms and conditions as the Board of Directors may from time to time determine.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the Commonwealth of Virginia, of these Articles of Incorporation and of the By- laws of the Corporation.

4.           No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation shall, in the absence of fraud, in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation.  Any director of the Corporation individually or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken.  Any director of the Corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.  Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

Any contract, transaction or act of the Corporation or of the directors, which shall be ratified by a majority of a quorum of the stockholders of the Corporation at any annual meeting, or at any special meeting called for such purpose, shall, insofar as permitted by law or by these Articles of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any limitation in the By-laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries or other compensation for their services and to reimbursement for their expenses as such members.  Nothing contained herein shall preclude any director from serving the Corporation, or any subsidiary or affiliated corporation, in any other capacity and receiving proper compensation therefor.

NINTH:                      Except as expressly otherwise required in these Articles of Incorporation, an amendment or restatement of these Articles requiring shareholder approval shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders the Board of Directors shall require a greater vote.